Exhibit 19.1
SONIDA SENIOR LIVING, INC.
Policy on Insider Trading
As Sonida Senior Living, Inc. (the “Company”) is a public company, employees, officers, directors and consultants of the Company and its subsidiaries have responsibilities under federal securities laws regarding trading the Company’s stock and the disclosure of material information about the Company that is not known by the public. It is unlawful to buy or sell securities while in possession of material, non-public information concerning the Company or concerning another company where the information was obtained through Company sources. It also is unlawful to pass such information to others who then trade in the Company’s stock. The Securities and Exchange Commission (the “SEC”) aggressively prosecutes persons who trade on the basis of material non-public information. In addition, the disclosure of material, non-public information by a person acting on behalf of the Company can result in a violation of Regulation FD, promulgated by the SEC (“Regulation FD”).

THE CONSEQUENCES

The consequences of insider trading violations can be severe. For individuals who trade on on the basis of material non-public information (or disclose material non-public information to others who then trade in the Company’s securities), punishment could include significant fines and imprisonment. A company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading could also be subject to potential liability, including civil and criminal penalties.

In addition, if an employee fails to comply with the Company’s insider trading policy, Company-imposed sanctions, including dismissal for cause, could result, whether or not the failure to comply results in a violation of law.
THE COMPANY’S POLICY

If an employee, consultant, director or officer of the Company or its subsidiaries has material, non-public information relating to the Company, it is the Company’s policy that neither that person nor any related person may engage in any transaction involving the Company’s securities, including any gift, offer to purchase or offer to sell stock of the Company or engage in any other action to take advantage of, or pass on to others, that information. A gift includes any transfer of the Company’s securities in which a person other than the donor acquires a beneficial ownership interest in the securities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this policy) who, in the course of working for the Company, learns of material non-public information about a company (1) with which the Company does business, such as the Company’s distributors, venders, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

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Unless clearly demonstrated otherwise, you should presume that information is material and that it has not been disclosed to the public.

The Company has adopted as corporate policy that only the Chief Executive Officer, Chief Financial Officer or other persons specifically designated by them are authorized to speak to the financial community regarding the Company’s financial condition, results of operations or strategic or other business matters. In addition, disclosure of material, non-public information concerning the Company by anyone acting on its behalf (which will generally include directors, officers and employees) can result in a violation of Regulation FD. Violations of Regulation FD can result in sanctions against the disclosing party as well as the Company itself.

Transactions and disclosures that may be necessary or justifiable for independent or personal reasons are not exceptions to these policies. Even the appearance of an improper transaction or disclosure must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. If you have any questions about the Company’s policies, you should contact the Chief Legal Officer of the Company to assist in interpreting these standards.

Material Information. In general, information is “material” if its disclosure to the public could affect a reasonable investor’s decisions to purchase, hold or sell the Company’s stock. In short, any information that reasonably could be expected to affect the price of the stock, whether positively or negatively, should be considered material. However, other circumstances may exist (particularly under Regulation FD) where the price of the Company’s securities is irrelevant as to whether the information in question is material.

Information, whether positive or negative, relating to the following topics often is deemed to be material. Such information includes, but is not limited to:

•projections of future earnings or losses, or other earnings guidance;
•changes in previously disclosed financial information or earnings guidance;
•news of a pending or proposed joint venture, merger, acquisition, divestiture or tender offer;
•news of a significant purchase or sale of assets or of a potential purchase or sale;
•the disposition of a subsidiary;
•changes in dividend policies;
•the proposed offering or issuance of new securities;
•recapitalizations;
•issuer tender offers;
•changes in management, including board changes;
•significant changes in operations;
•substantial changes in accounting methods;
•labor disputes, including strikes or lock-outs;
•significant increases or declines in backlog orders or the award of a significant contract;
•the gain or loss of or disputes with a substantial customer or supplier;
•significant new products, services or discoveries;
•extraordinary borrowings;
•major litigation;

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•criminal indictments or government investigations;
•financial liquidity problems;
•write-downs or write-offs of assets; and
•additions to reserves for bad debt or contingent liabilities.
Please note that these are only examples. Any other information, positive or negative, that could reasonably affect the price of stock also is material.

If your stock transactions become the subject of an investigation, they will be viewed after-the-fact with the benefit of hindsight. Thus, before engaging in any transaction, you should carefully consider how the SEC and others might view your transaction in hindsight.

When Information is Public. Non-public information is information that generally has not been made available to investors. Information received under circumstances where it is not yet in general circulation or where the recipient knows or should know that only an insider could have provided the information is also deemed non-public information.

For non-public information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace with sufficient time to be assessed by the marketplace in general rather than a particular segment of the market. Once material, non-public information has been released to the investing public, it is still necessary to provide the investing public with sufficient time to absorb the information.
Material, non-public information is not made public by selective dissemination. Material, non-public information improperly disclosed only to a particular institutional investor or group of investors or to a particular analyst or group of analysts is a violation of this policy as well as Regulation FD. Such disclosures can also result in a violation of the SEC’s insider trading rules. Similarly, partial disclosure does not constitute public dissemination. When any material component of the non-public information possessed by the Company or an affiliate has yet to be publicly disclosed, the information is deemed non-public and may not be misused.

To show that material information is public, you should be able to point to some fact that verifies the information has become generally available from the Company itself. For example, disclosure must have been made by the Company via a national business and financial wire service (BusinessWire, PR Newswire or Dow Jones), a national news service (Reuters, Associated Press or United Press International), a national newspaper of record (The Wall Street Journal or The New York Times), or a publicly disseminated Company disclosure document (Form 8-K, Form 10-Q, Form 10-K, proxy statement or prospectus). The circulation of rumors or talk on the street, even if accurate, widespread and/or reported in the media, does not constitute the requisite public disclosure by the Company.

It is improper for an employee, consultant, director or officer, or their spouses or immediate family members, to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s shareholders and the investing public should be given time to receive the information and act upon it, as a general rule you should not buy or sell any Company stock until after the first business (trading) day following the release of the material information. Thus, if an announcement is made on a Monday, you should

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not trade before Wednesday. If an announcement is made on a Friday, you should not trade before Tuesday.

HEDGING TRANSACTIONS

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own securities of the Company obtained through the Company’s incentive plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

MARGIN ACCOUNTS AND PLEDGING COMPANY SECURITIES

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, directors, officers, and other employees are prohibited from holding securities of the Company in a margin account and also are prohibited from pledging securities of the Company as collateral for a loan unless such pledging has been disclosed to the Board of Directors of the Company (the “Board”) and pre-approved by the Board.

TRANSACTIONS UNDER COMPANY PLANS

This policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s incentive plans. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. This policy does not apply to the vesting of restricted stock. This policy does apply, however, to any market sale of restricted stock.

RULE 10B5-1 TRADING PLANS

Notwithstanding anything else contained in the Company’s Policy on Insider Trading, officers and directors shall be entitled to execute transactions in accordance with a trading plan that is adopted in accordance with Rule 10b5-1 promulgated by the SEC. As a general rule, such plans cannot be established during the pendency of a Company blackout period or at any other time during which the party establishing the plan is in possession of material, non-public information concerning the Company.

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POST-TERMINATION TRANSACTIONS

This policy continues to apply to transactions in Company stock even after termination of employment to the Company. If an individual is in possession of material, non-public information when his or her employment terminates, that individual may not trade in Company stock until that information has become public or is no longer material. The preclearance procedures specified in Rule 1 below, however, will cease to apply to transactions in Company stock upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of employment.

RULES OF TRADING

Following are certain rules prohibiting the misuse of inside information. No Company employee, consultant, director or officer may violate these rules or authorize or allow any violation of these rules. Any Company employee, consultant, director or officer who knows or has reason to suspect that these rules have or may be violated shall bring such actual or potential violation to the immediate attention of the Company’s Chief Legal Officer and may not be retaliated against for disclosing such actual or potential violations.

Rule 1. All transactions in Company stock (purchases, sales, transfers, gifts, etc.) by the Company’s directors and officers and persons designated by the Company’s Chief Legal Officer as being subject to these procedures from time to time, as well as their spouses and members of their immediate family residing with such person, must be pre-approved. If any such person is considering entering into a transaction involving the Company’s stock, they should contact the Company’s Chief Executive Officer or Chief Legal Officer in advance. This requirement applies to stock option exercises as well as market sales of stock received by stock option exercises, market sales of restricted stock, open market purchases of sales and trades for accounts where a such person or a related entity has discretionary authority.
Rule 2. No transactions in Company stock will be permitted by the Company’s directors or officers or any other person designated by the Company’s Chief Legal Officer as being subject to this restriction from time to time during a “trading blackout period.” The Company has established quarterly trading blackout periods beginning on the fifteenth day of the last month of each quarter (i.e., March 15, June 15, September 15 and December 15) and ending on the first full trading day following the day the Company publishes its earnings press release for that quarter. The Chief Legal Officer may institute additional trading blackout periods as appropriate. No transactions in Company stock will be permitted during any trading blackout period established by the Company by those persons to whom such trading blackout period applies.
Rule 3. Under SEC Rule 16(b), sales and purchases, or purchases and sales, of Company shares during any six-month period can result in “short-swing profit” liability to any buying or selling directors and Section 16 officers of the Company. As a result, under this policy, the shares any director and Section 16 officer of the Company purchases must be held for a minimum of six months and a day before those shares or any other shares of the Company can be sold. Likewise, directors and Section 16 officers of the Company cannot have a purchase of shares of Company stock within six months after a prior sale of Company stock. Section 16(b) liability can attach even if no actual economic profit is realized.

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Rule 4. No employee, consultant, director or officer of the Company, while in possession of non-public information relevant to a security, shall purchase, sell, recommend or direct the purchase or sale of that security for himself/herself, his/her friends or family, the Company, any affiliate or any third party including any account over which he/she or a related entity has investment authority.
Rule 5. No employee, consultant, director or officer of the Company shall utilize or take advantage of inside information to purchase or sell or recommend or direct the purchase or sale of a security for his/her own account or for any account over which he/she has a direct or indirect beneficial interest, including an account held by or for any family member (e.g., custodial account for a minor child), or for any other account over which he/she has discretionary investment authority or power of attorney (e.g., a spouse’s account or elderly parent’s account) or an account for which he/she or a related entity serves as an investment advisor.

Rule 6. No employee, consultant, director or officer of the Company shall disclose inside information to any person unless such disclosure is both authorized by the Company under its stated policies and necessary to effectively carry out the project or transaction for which the Company has been approached or engaged.
Rule 7. No employee, consultant, director or officer of the Company shall engage in “tipping” or solicit or recommend, whether formally, informally, orally or in writing, the purchase or sale of any security based on inside information relevant to that security.

Rule 8. No employee, consultant, director or officer of the Company shall misappropriate confidential information held by the Company in connection with the purchase or sale of securities.

Rule 9. The foregoing prohibitions apply not only to all securities directly affected by the inside information, including any options related to those securities, such as puts, calls or index securities, but also to any other securities including debt securities that may be reasonably expected to be indirectly affected by the public disclosure of the inside information.

Rule 10. No employee, consultant, director or officer of the Company shall make purchases of Company stock on margin or engage in short sales.
Rule 11. No employee, consultant, director or officer of the Company shall engage in the purchase or sale of puts, calls or index securities that violate any of the foregoing rules.
Rule 12. The very same restrictions that apply to employees, consultants, directors and officers apply to their family members and any others living in their household. Family members include spouses, children, stepchildren, grandchildren, parents, grandparents, siblings, and in-laws as well as all persons (whether or not related to the employee, consultant, director or officer) who are financially dependent on the employee, consultant, director or officer, or whose investments are controlled by the employee, consultant, director or officer. Employees are expected to be responsible for seeing that members of their immediate family and personal household comply with these restrictions. In addition, these restrictions apply to any entities influenced or controlled by employees, consultant, directors and officers, including any corporations,

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partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated as if they were for such employee’s, consultant’s, director’s and officer’s own account.

Rule 13. When information about the Company is proprietary or could have an impact on the Company’s stock price, employees, consultants, directors and officers must not pass the information on to others. The aforementioned penalties apply, whether or not you get any benefit from another’s actions.

To reduce the chances of inadvertent tipping of non-public information, any non-public information that might be considered should not be discussed with any person outside the Company. In addition, employees, consultants, directors and officers should avoid recommending to any person the purchase or sale of the Company’s stock.

Caution must especially be used when receiving inquiries from securities analysts, investors, prospective investors, companies in the same business as the Company and members of the press. All such inquiries should be referred to the Company’s Chief Legal Officer. In addition, the Company has adopted Corporate Governance Guidelines that specify that only certain authorized persons in management should speak to the financial community regarding the Company’s financial condition, results of operations or strategic or other business matters. Disclosure of material, non-public information concerning the Company by anyone acting on its behalf (which will generally include directors, officers and employees) can result in a violation of Regulation FD. Violations of Regulation FD can result in sanctions against the disclosing party as well as the Company itself.

Rule 14. Any person who has any questions about specific transactions may obtain additional guidance from the Company’s Chief Legal Officer; however, please remember that the ultimate responsibility for adhering to this Policy on Insider Trading and avoiding improper transactions rests with the employee, consultant, director or officer.

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